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PRESS RELEASE

For Immediate Release

Contact G. Dan Marshall, Vice President, Treasurer & Director of Investor Relations (618) 474-7666

                     ARGOSY GAMING COMPANY ANNOUNCES
                     APPOINTMENT OF NEW BOARD MEMBER


Alton, IL, April 27, 2000 -- Argosy Gaming Company (NYSE:AGY) announced today that the Board of Directors has unanimously decided to appoint James B. Perry, the Company's President and Chief Executive Officer, to serve as a director until the annual meeting of shareholders in 2003.

Mr. Perry has had a long and distinguished career during the past twenty-four years holding various management positions in the gaming, entertainment and leisure-time industries. Perry assumed his current position with Argosy on April 16, 1997

William F. Cellini, Chairman of the Board of Argosy Gaming Company, on behalf of the Board of Directors, said, "We are extremely pleased to announce the addition of James B. Perry as a member of our Board of Directors. Mr. Perry has directed the transformation of our Company from a developer of casino properties into one of the premier riverboat casino operators in the country.
 Mr. Perry has been a tremendous asset for the Argosy management team, our employees, and our shareholders, and we look forward to working with him on our Board in the years ahead."

Argosy is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the greater Kansas City metropolitan market; and the Argosy Casino-Baton Rouge in Louisiana. Argosy is also a majority partner and operator of the Belle of Sioux City in Iowa, and the Argosy Casino & Hotel in Lawrenceburg, Indiana, serving the Cincinnati and Dayton metropolitan markets.

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